UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 23, 2010

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 23, 2010, Autobytel Inc. ("Company") received a written notification (“Notice”) from the NASDAQ Stock Market LLC (“NASDAQ”) advising the Company that the closing bid price of the Company’s common stock (“Common Stock”) for the previous 30 consecutive business days had been below the minimum $1.00 per share (“Minimum Bid Price Requirement”) required for continued listing on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5450(a)(1) (“Rule”).  The Notice has no immediate effect on the listing of the Common Stock on the NASDAQ Global Market.

Pursuant to NASDAQ Marketplace Rule 5810(c)(3)(A), the Company has been provided an initial grace period of 180 calendar days, or until March 22, 2011, to regain compliance with the Minimum Bid Price Requirement.  The Notice further provides that NASDAQ will provide written confirmation stating that the Company has achieved compliance with the Rule if at any time before March 22, 2011, the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

If the Company does not regain compliance with the Rule by March 22, 2011, NASDAQ will provide written notification to the Company that the Common Stock is subject to delisting from the NASDAQ Global Market.  If the Company receives such notification, the Company will have an opportunity to appeal the determination to a NASDAQ Hearings Panel or to apply for a transfer of the listing for the Common Stock to the NASDAQ Capital Market if the Company satisfies all criteria for initial listing on the NASDAQ Capital Market, other than compliance with the Minimum Bid Price Requirement.  If the Company’s application to the NASDAQ Capital Market is approved, then the Company may be eligible for an additional grace period in order to regain compliance with the Rule while listed on the NASDAQ Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOBYTEL INC.

Date: September 24, 2010	By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary